Exhibit 23.1—Consent of Consent of Independent Registered Public Accounting Firm.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Surf a Movie Solutions Inc.
New York, NY

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated December 29, 2008 with respect to our audit of the balance sheet as of September 30, 2008, and the related statement of operations, stockholders' deficit, and cash flows for the period from inception (December 18, 2007) to September 30, 2008. We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in this Registration Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

February 5, 2009